Exhibit 99.1

Kintara Therapeutics Announces First Fiscal Quarter 2021 Financial Results and Recent Corporate Updates

SAN DIEGO, November 13, 2020 /PRNewswire/ -- Kintara Therapeutics, Inc. (Nasdaq: KTRA) (“Kintara” or the “Company”), a biopharmaceutical company focused on the development of new solid tumor cancer therapies, announced its financial results for the first quarter ended September 30, 2020 and provided a corporate update.

“The first quarter of our fiscal year marked the beginning of a new era for the company as we completed the acquisition of Adgero,” commented Saiid Zarrabian, Kintara’s President and Chief Executive Officer. “In conjunction with this transformational milestone, we strengthened our balance sheet with a $25 million private placement to enable us to execute a timely advance of our key programs including the clinical stage of the GCAR GBM AGILE registrational study for VAL-083 and the confirmatory cutaneous metastatic breast cancer study for REM-001."

First Quarter Highlights and Recent Developments

•

Consummated the acquisition of Adgero, a privately held biopharmaceutical company focused on the development of its late stage photodynamic therapy platform for the treatment of serious cutaneous oncology indications, which created a diversified biopharmaceutical company with a robust product pipeline targeting rare, unmet medical needs in oncology (August 2020).

•	Completed a private placement of Series C Convertible Preferred Stock for aggregate gross proceeds of approximately $25 million, or net proceeds of approximately $21.6 million (August 2020).

•

Executed a definitive agreement with the Global Coalition for Adaptive Research (GCAR) to include VAL-083 in GCAR's Glioblastoma Adaptive Global Innovative Learning Environment (GBM AGILE) study, an adaptive clinical trial platform in glioblastoma multiforme (GBM). Kintara will supply GCAR with the VAL-083 drug along with the funding to support the VAL-083 arm of the GBM AGILE registrational study. In turn, GCAR will manage all operational aspects of the study, including site activation and patient enrollment (October 2020).

•

Received award notification of a Small Business Technology Transfer grant to study the use of REM-001 in the prevention of arteriovenous fistula maturation failure (AFMF), a cardiovascular-related condition that occurs in hemodialysis patients. This grant will allow Kintara to further study the use of REM-001 in the prevention of AFMF in preclinical models (July 2020).

SUMMARY OF FINANCIAL RESULTS FOR FISCAL YEAR 2021 FIRST QUARTER ENDED SEPTEMBER 30, 2020

At September 30, 2020, the Company had cash and cash equivalents of approximately $22.6 million.  In August 2020, the Company completed the private placement of Series C Convertible Preferred Stock for gross proceeds of approximately $25 million, or net proceeds of approximately $21.6 million. The cash and cash equivalents at September 30, 2020, along with the proceeds from warrant exercises received subsequent to September 30, 2020 are expected to be sufficient to fund the Company’s planned operations into the fourth quarter of calendar year 2021.

For the quarter ended September 30, 2020, the Company reported a net loss of approximately $19.5 million, or $1.33 per share, compared to a net loss of approximately $1.6 million, or $0.21 per share, for the quarter ended September 30, 2019.  The increase in the current quarter was largely due to the recognition of $16.0 million of non-cash expenses related to the acquisition of in-process research and development costs associated with the Adgero transaction.

Selected Balance Sheet Data (in thousands)

	September 30, 2020	June 30, 2020
	$	$
Cash and cash equivalents	22,602	2,392
Working capital	20,566	176
Total assets	23,131	2,938
Total stockholders’ equity	20,554	263

Selected Statement of Operations Data (in thousands, except per share data)

For the quarters ended

	September 30,	September 30,
	2020	2019
	$	$
Research and development	1,357	721
General and administrative	1,534	914
Merger costs	500	-
In-process research & development	16,094	-
Other loss (income)	33	(29)
Net loss for the period	19,518	1,606
Deemed dividend recognized on beneficial conversion features of Series C Preferred stock issuance	3,181	-
Series A Preferred cash dividend	2	2
Series B Preferred stock dividend	5	2
Net loss attributable to common stockholders	22,706	1,610
Basic and fully diluted weighted average number of shares	17,106	7,539
Basic and fully diluted loss per share	1.33	0.21

Kintara’s financial statements as filed with the U.S. Securities Exchange Commission can be viewed on the Company’s website at: http://ir.kintara.com/sec-filings.

ABOUT KINTARA

Located in San Diego, California, Kintara is dedicated to the development of novel cancer therapies for patients with unmet medical needs.

Kintara is developing two late-stage, Phase 3-ready therapeutics for clear unmet medical needs with reduced risk development programs.  The two programs are VAL-083 for GBM and REM-001 for cutaneous metastatic breast cancer (CMBC).

VAL-083 is a "first-in-class", small-molecule chemotherapeutic with a novel mechanism of action that has demonstrated clinical activity against a range of cancers, including central nervous system, ovarian and other solid tumors (e.g. NSCLC, bladder cancer, head and neck) in U.S. clinical trials sponsored by the National Cancer Institute (NCI). Based on Kintara's internal research programs and these prior NCI-sponsored clinical studies, Kintara is currently conducting clinical trials to support the development and commercialization of VAL-083 in GBM.

Kintara is also advancing its proprietary, late-stage photodynamic therapy platform that holds promise as a localized cutaneous, or visceral, tumor treatment as well as in other potential indications. REM-001 therapy, has been previously studied in four Phase 2/3 clinical trials in patients with CMBC, who had previously received chemotherapy and/or failed radiation therapy. With clinical efficacy to date of 80% complete responses of CMBC evaluable lesions, and with an existing robust safety database of approximately 1,100 patients across multiple indications, Kintara is advancing the REM-001 CMBC program to late-stage pivotal testing.

SAFE HARBOR STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the status of the Company's clinical trials and the GBM AGILE study.  Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties.  The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the impact of the COVID-19 pandemic on the Company's operations and clinical trials; the Company's ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company's products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company's business, research, product development, regulatory approval, marketing and distribution plans and strategies.  These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company's Annual Report on Form 10-K for the year ended June 30, 2020, the Company's Quarterly Reports on Form 10-Q, and the Company's Current Reports on Form 8-K.

CONTACTS:

Investors:
CORE IR
516-222-2560
ir@coreir.com

Media:
Jules Abraham
Director of Public Relations
CORE IR
917-885-7378
julesa@coreir.com